Exhibit 10.21

Share Transfer Agreement

The Share Transfer Agreement (the “Agreement”) was concluded by and among the following parties on June 25, 2019 (the “Signing Date”):

(1)

Ningbo Yuanyuan Liuchang Investment Center (Limited Partnership), a limited partnership established under the laws of China and subsisting lawfully, with a residence of H1237, Area A, Room 401, Block 1, No.88 Qixing Road, Meishan, Beilun District, Ningbo, Zhejiang (the “Yuanyuan Liuchang” or “Seller”);

(2)

Yipinda (Shanghai) Health Technology Co., Ltd., a company with limited liability established under the laws of China and subsisting lawfully, with a residence of Room 4215, Block 2, No.588 Zixing Road, Minhang District, Shanghai (the “Buyer”);

(3)

Shanghai ECMOHO Health Biotechnology Co., Ltd., a company with limited liability established under the laws of China and subsisting lawfully, with a residence of Floor 2-3, No.1000 Tianyaoqiao Road, Xuhui District, Shanghai (the “Target Company”);

(4)	Wang Ying, a Chinese natural person, whose ID number is ****;

(5)	Zeng Qingchun, a Chinese natural person, whose ID number is ****.

For the purpose of the Agreement, the Seller, the Buyer and the Target Company are referred to as a “Party” severally and the “Parties” collectively.

Whereas:

(A)	As of the Signing Date, the registered capital of the Target Company is USD1,138,641.

(B)

On the premise of compliance with terms and conditions hereunder, the Buyer intends to purchase from the Seller and the Seller intends to sell to the Buyer the 1.54% of shares of the Target Company held by the Seller (the “Share Transfer”).

(C)	ECMOHO Limited, a company lawfully registered in Cayman Islands with the number of 662491.

In that light, the Parties, upon amicable negotiation, agree as below:

1.	Share Transfer

1.1

On the premise of complying with terms and conditions hereunder, the Seller agrees to sell to the Buyer and the Buyer agrees to purchase from the Seller 1.54% of shares of the Target Company (corresponding to the registered capital of USD17,518 of the Target Company) as well as all accompanying rights and interests (the “Target Shares”).

1.2	The Parties confirm that shareholders’ rights and obligations relating to the Target Shares shall be enjoyed or fulfilled by the Buyer as of the Signing Date of the Agreement.

2.	Purchase Price

2.1

Unless the purchase price is adjusted as per Clause 3.1 of the Agreement, on the premise of compliance with terms and conditions hereof, the Buyer shall pay the Seller the purchase price of RMB22,769,811 in total (the “Purchase Price”), as the all and full consideration of the Target Shares.

3.	Price Payment

3.1	The Buyer shall pay the Seller share transfer monies by the following means:

(1)	The Buyer shall pay the Seller the first sum of share transfer monies of RMB1,000,000 within 15 working days after the conclusion of the Agreement;

(2)	The remaining share transfer monies shall be paid by the following means:

(a)

If the affiliated company ECMOHO Limited of the Target Company completes the IPO within one year after the conclusion of the Agreement (i.e. before June 25, 2020), the Buyer shall pay the Seller the remaining share transfer monies of RMB21,769,811 by lump sum within 60 natural days as of the day of completion of the IPO (subject to the announcement contents and date disclosed then);

(b)

If the affiliated company ECMOHO Limited of the Target Company fails to complete the IPO within one year after the conclusion of the Agreement, the remaining share transfer monies payable by the Buyer for the Seller shall be adjusted from RMB21,769,811 to the amount calculated by the following method, and be paid by two installments:

(i)

The first installment: Pay the first installment of share transfer monies of RMB10,884,905.5 plus the interests calculated by the annual interest rate of 8% (single interests) from the Signing Date of the Agreement to the date of payment of the said installment of share transfer monies, within 12 months as of the Signing Date of the Agreement;

(ii)

The second installment: Pay the second installment of share transfer monies of RMB10,884,905.5 plus the interests calculated by the annual interest rate of 8% (single interests) from the Signing Date of the Agreement to the date of payment of the said installment of share transfer monies, within 24 months as of the Signing Date of the Agreement.

(3)	Information of the Seller’s collection account is as below:

Company name:	Ningbo Yuanyuan Liuchang Investment Center (Limited Partnership)

Opening bank:	Beijing Guanghua Sub-branch of China Minsheng Bank
Account No.:	****

3.2

The Buyer shall pay the share transfer monies as per Clause 3.1 hereof on time. Meanwhile, the Target Company, Wang Ying and Zeng Qingchun undertake to provide unlimited joint and several guarantee for the Buyer’s payment obligation under Clauses 3.1 and 5.2 of the Agreement.

4.	Statements and Warranties

4.1	A Party hereby states and warrants to the other Parties as below:

(1)	the said Party is a company or partnership established and effectively subsisting under the laws of the place of establishment;

(2)	the said Party has the full power and authority to conclude and submit the Agreement and fulfill obligations hereunder;

(3)	once concluded, the Agreement will constitute obligations lawful, effective and binding upon the said Party;

(4)

the conclusion and submission of the Agreement and fulfillment of obligations hereunder by the said Party will not breach any applicable law, violate any agreement or contract binding upon the said Party, or make any third party entitled to terminate or revoke any such agreement or contract; and

(5)

the said party does not fall into any litigation, arbitration, government investigation or legal proceedings which may influence the legitimacy, effectiveness or enforceability of the Agreement, or the completion of the Share Transfer.

4.2	The Seller further states and warrants to the Buyer:

(1)	as at the Signing Date of the Agreement, the Seller is the legal and registered shareholder of the Target Shares, over which there is no encumbrance; and

(2)

the Seller will, after the conclusion of the Agreement, coordinate with the Buyer in completing all government registration and record-filing affairs relating to the Share Transfer as soon as possible.

5.	Compensation and default

5.1

The Party breaching the Agreement (the “Breaching Party”) agrees to compensate the other party (the “Observant Party”) for all damages, losses and expenses (including but not limited to legal fees and expenses and investigation costs of power claims occurring or incurred due to the Breaching Party’s violation of any clause hereof. Such compensation shall not influence other rights or reliefs granted to the Observant Party under applicant laws or generated under any other agreement about the said violation concluded among the Parties. Rights and reliefs enjoyed by the Observant Party due to the said violation shall survive the abolishment, termination or completion of performance of the Agreement.

5.2

In addition to the aforesaid agreements, if the Buyer delays the payment of any sum/phase of Purchase Price hereunder, the Buyer shall pay the Seller 0.1% of payable but outstanding monies as late fees for each day of delay.

6.	Confidentiality

6.1

Any Party here to shall not, or shall not allow any related party, director, manager, employee, shareholder or agent thereof or any director, manager, employee or agent of the Target Company to disclose to any other person the conclusion, existence or content of the Agreement or any business secret of the other Party obtained in the process of performance of the Agreement, or use such business secret for any purpose other than the performance of the Agreement, unless the agreement of the other Party has been obtained in advance, and relevant information is: (1) the information required to be disclosed under laws. If a Party is required to disclose any confidential information according to law, the said Party shall firstly notify the other Party and discuss with the other Party about such information to be disclosed, or (2) the information which is public or has been known by the public not due to the violation of the Agreement; or (3) the information which needs to be disclosed by any Party to the senior officer, external professional consultant or an investor of the investor for the purpose of business.

6.2

Without the prior written agreement of the other Parties, any Party shall not make any external announcement concerning the Agreement or any matter of the Target Company, unless any Party is required to do so according to relevant applicable laws and regulations.

6.3	A Party shall be liable for the breach of any clause of this Article 6 by any related party, director, manager, employee, shareholder or agent thereof.

6.4	The confidentiality period hereunder is long-term, and the cancellation or termination hereof will not influence the confidentiality obligation of each Party.

7.	Miscellaneous

7.1	The conclusion, effectiveness, interpretation and signing of the Agreement as well as the settlement of all disputes relating to the Agreement shall be governed and construed by Chinese laws.

7.2

Any dispute arising from or relating to the conclusion or performance of the Agreement shall be settled by relevant Parties through friendly negotiation. If a dispute is not settled within thirty (30) days after a Party sends a written notice to the other Party requiring negotiation about the dispute, either Party may refer the dispute to the Shanghai International Economic and Trade Arbitration Commission (“Shanghai International Arbitration Center”) for arbitration in Shanghai according to the arbitration rules of the Shanghai International Arbitration Center prevailing at the time of application for arbitration as well as the following provisions.

(1)

the arbitration shall be conducted in Chinese by three (3) arbitrators (the applicant and the respondent respectively designate one arbitrator (if the applicant/respondent includes more than one party, the applicant/respondent will jointly designate one arbitrator), and the Shanghai International Arbitration Center designates the third arbitrator) may conduct arbitration by reference to the text of the Agreement;

(2)	arbitration award shall be final and binding upon all parties to the dispute, and be compulsorily enforced as per clauses thereof; and

(3)	Arbitration fees shall be borne by the Party or Parties designated under the arbitration award.

In the period of negotiation or arbitration, except for matters in dispute, the Parties shall continuously execute the Agreement.

7.3	Each Party shall declare the payment for taxes relating to the Share Transfer and to be undertaken by the said Party as stipulated in Chinese laws.

7.4	The Agreement shall come into force immediately as of the Signing Date.

7.5

If required by the Buyer, the Parties shall conclude a simple share transfer agreement about the Share Transfer as per the format and contents required by the Buyer, for the purpose of getting through change registration or record-filing formalities with the market regulation bureau. In the event any conflict between the abovementioned simple agreement and the Agreement, the Agreement shall prevail.

7.6

If any Party hereto fails to exercise or delays the exercise of any right, power or privilege under the Agreement or any other contract or agreement relating to the Agreement, it shall not be deemed that the said Party has waived such right, power or privilege; and, the separate or partial exercise of such right, power or privilege shall not exclude any other exercise of such right, power or privilege in future.

7.7

If any provision hereof becomes ineffective, illegal or unenforceable in whole or in part for any reason, the effectiveness, legitimacy and enforceability of other provisions hereof shall not be impacted or impaired in any way.

7.8	Save as otherwise stipulated hereunder, without the prior written consent of the other Parties, any Party shall not transfer rights and obligations thereof under the Agreement to a third party.

7.9	Upon unanimous written agreement, the Parties may revise, alter or supplement the Agreement.

7.10	The Agreement is made in six copies, two for the Target Company and one for all other Parties for the purpose of use for getting through relevant formalities.

(There is no text hereunder)

(No text on this page. Signature page follows.)

The Parties have concluded the Agreement at the date first written above.

Ningbo Yuanyuan Liuchang Investment Center (Limited Partnership)

Signed by the authorized representative: /s/ Zhao Yihong

Ningbo Yuanyuan Liuchang Investment Center (Limited Partnership) (Seal)

(No text on this page. Signature page follows.)

The Parties have concluded the Agreement at the date first written above.

Yipinda (Shanghai) Health Technology Co., Ltd. (Seal)

Signed by the authorized representative: /s/ Zeng Qingchun

Shanghai ECMOHO Health Biotechnology Co., Ltd. (Seal)

Signed by the authorized representative: /s/ Wang Ying

Signed by Wang Ying: /s/ Wang Ying

Signed by Zeng Qingchun: /s/ Zeng Qingchun